Exhibit 5

JOINT FILING AGREEMENT

         The undersigned parties hereby agree that this Amendment No. 5 to Schedule 13D filed herewith relating to the ordinary shares, par value NIS 0.10 per share, of Lumenis Ltd. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: March 12, 2012

Ofer Hi-Tech Investments Ltd. By: /s/ Yoav Doppelt Name: Yoav Doppelt Ofer Holdings Group Ltd. By: /s/ Eyal Wolfsthal Name: Eyal Wolfsthal Lynav Holdings Ltd. By: /s/ Yoseph Rosen Name: Yoseph Rosen